EXHIBIT 99.1

HSW International Reports Fourth Quarter and Full Year 2010 Results

Signs Web Services Agreement with Discovery Communications

ATLANTA, March 29, 2011 -- HSW International, Inc. (Nasdaq:HSWI), a leading developer and operator of next-generation web publishing platforms combining traditional web publishing with social media, today reported its financial results for the fourth quarter and year ended December 31, 2010.

For the fourth quarter of 2010, HSW International reported revenue of $1.8 million, compared to $2.0 million for the fourth quarter of 2009, when the company recognized six months of revenue for web services provided to Sharecare. The fourth-quarter 2010 loss from operations was $(1.5) million, an improvement from the loss from operations of $(2.0) million in the comparable period of 2009. The net loss for the fourth quarter of 2010 improved to $(1.7) million, or $(0.31) per share, compared to the net loss of $(2.5) million, or $(0.47) per share, that was reported in the fourth quarter of 2009.

For the full year 2010, HSW International reported revenue of $6.7 million, compared to $2.3 million for the full year of 2009. The 194% increase is due to providing a full year of web services for Sharecare, a Web 3.0 healthcare platform launched in October 2010, as well as web services to other customers. Gross profit for the year was $1.3 million, compared to a loss of $(0.6) million in 2009. The 2010 loss from operations was $(4.5) million, an improvement from the loss from operations of $(12.0) million for the full year of 2009. The net loss for the year 2010 was $(5.9) million, or $(1.10) per share, compared to $(11.9) million for 2009, or $(2.22) per share, for 2009. Included in the net loss for both periods is a net loss associated with the company’s stake in Sharecare in the amount of $(1.5) million for 2010 and $(0.8) million for 2009.

“2010 was a transition year for HSWI as we shifted our focus back to the U.S. from our overseas ventures in order to get in front of a new growth curve that we believe is taking shape in the web publishing industry,” said Greg Swayne, chairman and chief executive officer of HSW International. “Social media is changing the landscape for digital publishers, creating burgeoning opportunities for the development of new concepts.  Having developed the platform for clients including Sharecare, HSWI has proven expertise in bringing to fruition Web 3.0 concepts that combine traditional web publishing with social media.”

The company also announced that it has signed a web services agreement with Discovery Communications. The agreement calls for HSWI to design, develop and operate a website for Discovery Communications’ Curiosity Initiative based on the Web 3.0 platform that HSWI developed for Sharecare. The agreement runs through the end of 2011.

Discovery Communications’ Curiosity Initiative is a global programming initiative designed to tackle fundamental questions and underlying mysteries of our time.  "We’re excited to be chosen as a key player in its development and look forward to continuing to work with Discovery Communications,” said Mr. Swayne.

“As a pioneer in innovative web publishing strategies and technology, our primary objective in 2011 is to validate and scale the Web 3.0 concept by actively pursuing other web services agreements and developing platforms for verticals other than health and wellness, starting with personal finance,” added Mr. Swayne.  “Our proven expertise in Web 3.0 platform development combined with HSWI’s deep roots in content development and editorial processes that incorporate social media, positions us to become a dominant player in the next generation web publishing space.”

About HSW International

HSW International, Inc. (Nasdaq:HSWI) is a leading developer and operator of next-generation web publishing platforms combining traditional web publishing with social media. The company’s Web 3.0 platform is revolutionizing the way people search and exchange information over the Internet. HSW International’s Web 3.0 platform powers Sharecare, which provides a simple, easy way for consumers to get high quality answers to the questions of health, provided by trusted experts. HSW International is a co-founder of Sharecare along with Dr. Mehmet Oz, Harpo Productions, Discovery Communications, Sony Pictures Television and Jeff Arnold, the founder of WebMD. HSW International is currently developing other content areas that lend themselves to the Web 3.0 platform. HSW International is also the exclusive licensee in China and Brazil for the publication of translated content from Discovery Communications’ HowStuffWorks.com. For more information visit the company’s website at www.hswinternational.com.

Forward-Looking Statements

This press release contains "forward-looking statements," as defined in Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be in the future tense, and often include words such as "anticipate", "expect", "project", "believe", "plan", "estimate", "intend", "will" and "may". These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of HSW International. Relevant risks and uncertainties include those referenced in HSW International's filings with the SEC, and include but are not limited to: our losses and potential need to raise capital; successfully supporting the Sharecare platform; reliance on third parties such as our largest shareholder Discovery Communications, as well as Sharecare and its other founders and contributors; restrictions on intellectual property under agreements with Sharecare and third parties; challenges inherent in developing an online business; reliance on key personnel; risks of business in foreign countries, notably China and Brazil, including obtaining regulatory approvals and adjusting to changing political and economic policies; governmental laws and regulations, including unclear and changing laws and regulations related to the internet sector in foreign countries, especially China; general industry conditions and competition; and general economic conditions, such as advertising rate, interest rate and currency exchange rate fluctuations. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. HSW International assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Operating Revenue	$1,802,554	$1,954,265	$6,655,064	$2,259,816

Cost of services	1,444,866	1,712,824	5,405,128	2,869,509

Gross margin	357,688	241,441	1,249,936	(609,693)

Operating expenses
Selling, general and administrative	1,330,013	1,407,004	4,983,981	10,136,353
Other operating expenses	562,135	854,605	784,089	1,215,434
Total operating expenses	1,892,148	2,261,609	5,768,070	11,351,787

Loss from operations	(1,534,460)	(2,020,168)	(4,518,134)	(11,961,480)

Total non-operating income	1,948	7,606	14,514	209,661

Loss before income taxes
and equity in loss of equity-method investment	(1,532,512)	(2,012,562)	(4,503,620)	(11,751,819)

Income tax benefit	122,140	295,110	121,238	688,630
Equity in loss of equity-method investment, net of taxes	(279,639)	(818,087)	(1,522,697)	(818,087)

Net loss	$(1,690,011)	$(2,535,539)	$(5,905,079)	$(11,881,276)

Basic and diluted loss per share	$(0.31)	$(0.47)	$(1.10)	$(2.22)

Basic and diluted weighted average shares outstanding	5,368,476	5,361,916	5,368,419	5,361,767

Investor Relations Contact:
Stephanie Prince/Jody Burfening
Lippert/Heilshorn & Associates
T: 212-838-3777
sprince@lhai.com